                                  EXHIBIT 99-B

                      OTHER INFORMATION AS DESCRIBED BY E&Y

1. The Company had capitalized $681,000 of costs related to its internally developed reporting software in its December 31, 2000 balance sheet. In connection with the 2000 audit, management represented to E&Y in a letter dated May 4, 2001 that the software costs capitalized and reported as an asset had continued value and benefit to the Company and the carrying value reported was not impaired due to either a planned change in strategic direction of the Company or a reduction in business revenues through the date of the representation letter. E&Y's understanding was verbally updated on May 10 in a joint meeting with management and the Audit Committee prior to the Company filing its 2000 Form 10-K. The Company then wrote off these software costs in its financial statements for the quarter ended March 31, 2001 included in the Form 10-Q filed by the Company on May 15. As of the date of its resignation, E&Y had not received an analysis that supported the Company's decision to record the write-off in the quarter ended March 31, 2001 rather than in the year ended December 31, 2000.

2. At December 31, 2000 the Company had recorded approximately $5.1 million of receivables with the expectation that realization would be through offset against future provider payments. Based on a schedule provided to E&Y during the week of May 14, 2001 and preliminary discussions with management, E&Y understands that certain amounts that had been offset against provider payments during the quarter ended March 31, 2001, presumably evidencing collection of such amounts of receivables, may have been reversed in April 2001. Because E&Y resigned prior to developing a better understanding of the facts and circumstances surrounding those reversals and the materiality of such reversals and possible future reversals, E&Y's conclusion as to the ultimate collectability of provider recoveries included in accounts receivable at December 31, 2000 may or may not have been impacted.